EXHIBIT 11


    STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                               Years ended December 31,
                           1998          1997          1996
Average basic common
  shares outstanding       2,637,012     2,604,914      2,577,044
                          ----------    ----------     ----------
Average diluted common
  shares outstanding       2,637,956     2,605,852      2,577,044
                          ----------    ----------     ----------
Net income                $4,230,644    $4,407,200     $3,859,466
                          ----------    ----------     ----------

Basic and diluted
  earnings per common
  share                   $     1.60     $    1.69     $     1.50
                          ----------    ----------     ----------
                          ----------    ----------     ----------
